Exhibit 10.3
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy of EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.
In furtherance of this purpose, all non-employee directors shall be paid cash compensation for services provided to the Company as set forth below:

Board of Directors

Annual retainer for Board membership:	$20,000
Additional retainer for Chairman:	$10,000

Board Committees

Annual retainer for Committee membership:	$10,000
Additional retainer for Audit Committee chair:	$7,500
Additional retainer for Compensation Committee and Nominating and Governance Committee chairs	$5,000
     The equity awards under the Director Compensation Arrangements will consist of initial and annual awards of stock options. Initial awards of stock options to purchase 25,000 shares of common stock will be granted upon election or re-election to the Board of Directors. These options will vest in three equal annual installments such that they become fully-vested on the earlier of (i) the third anniversary of the date of grant or (ii) the date of the Company’s third annual meeting following the date of grant. Annual awards of 10,000 stock options will be granted to directors during the years in which such director is not up for re-election to the Board of Directors. These options will vest in full on the earlier of (i) the first anniversary date of the grant or (ii) the date of the Company’s next annual meeting, in each case provided that the optionee is still a director of the Company on such date. All options will be granted at fair market value on the date of grant and will be granted on the date of our annual meeting of stockholders.